Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hims & Hers Health, Inc.

We consent to the use of our report dated March 22, 2021, except for the effects of the reverse recapitalization described in Note 1 to the consolidated financial statements, as to which the date is February 4, 2022, with respect to the consolidated financial statements of Hims Inc. and subsidiaries, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

February 4, 2022